Exhibit 10.11

January 11, 2005

Mr. Israel Vicente
Global Consulting Solutions, LLC

This letter agreement will define the terms which will govern business between Platinum IT Consulting, Inc. and Global Consulting Solutions, LLC.

Permanent Placements - All fees net of expenses for placements in which one of the companies provides the client and the other provides the applicant will be split equally between the two companies regardless of which company performs which function. Any third party expenses such as applicant travel will be deducted prior to the split. Any expenses specific to the function, either sales or recruiting will be bourn by the party incurring the expense. Disbursement of fees will be made after any guarantee periods for the specific placement have expired.

Consulting Placements - All gross profit for consulting placements will be split equally between the two companies. Gross profit is defined as billed amount less burdened pay amount. In the case of consultant who is compensated on a corporation to corporation basis, there is no burden. For W-2 consultants, the burden is 12% of pay rate. For example, if there is a bill rate of $100 and a pay rate of $70, the split amount would be $15 for each party for a corp to corp consultant and $10.80 for a W2 consultant ($100 - $70*1.12). Disbursement of fees will be made when payment is received from the client.

We look forward to a long and mutually profitable relationship.